                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




               Date of report (date of earliest event reported):
                                 October 2, 2000


                          CapRock Communications Corp.
               (Exact Name of Registrant as Specified in Charter)


     Texas                                0-24581                                75-2765572
---------------                          ----------                          -------------------
(State or other                          (Commission                          (I.R.S. Employer
jurisdiction of                          File Number)                        Identification No.)
incorporation)

                         15601 Dallas Parkway, Suite 700
                               Dallas, Texas 75248
           Address of Principal Executive Offices, including zip code


                                 (972) 982-9500
               Registrant's Telephone Number, including area code

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.           OTHER EVENTS

                           On October 2, 2000, CapRock Communications Corp., a
                  Texas corporation ("CapRock"), McLeodUSA Incorporated, a Delaware corporation ("McLeodUSA"), and Cactus Acquisition Corp., a Delaware corporation and a newly-formed, wholly-owned subsidiary of McLeodUSA ("Cactus"), entered into a definitive agreement and plan of merger (the "Merger Agreement"), pursuant to which McLeodUSA will acquire 100% of the voting securities of CapRock. In the transaction, each share of CapRock common stock will be exchanged for .3876 of a share of McLeodUSA Class A common stock (the "Exchange Ratio"). The Merger Agreement provides that Cactus will merge with and into CapRock (the "Merger") so that CapRock will be the surviving corporation and will be wholly-owned by McLeodUSA. The transaction is intended to be tax-free to the shareholders of CapRock.

                           McCleodUSA has agreed to register under the
                  Securities Act of 1933 the shares of its Class A common stock to be issued in the Merger. Under the terms of the Merger Agreement, each outstanding option to purchase shares of CapRock common stock issued under the CapRock stock option plans will become or be replaced by an option to purchase a number of shares of McLeodUSA Class A common stock equal to the number of shares of CapRock common stock that could have been purchased under the CapRock stock option multiplied by the Exchange Ratio, at a price per share of McLeodUSA Class A common stock equal to (A) the aggregate exercise price for the shares of CapRock common stock otherwise purchasable pursuant to such CapRock stock option divided by (B) the aggregate number of shares of McLeodUSA Class A common stock deemed purchasable in accordance with the foregoing.

                           In addition, certain CapRock shareholders, including
                  Jere W. Thompson, Jr., the Chairman of the Board and Chief Executive Officer, and Mark Langdale, a director, who together own in excess of 50% of the outstanding shares of CapRock common stock, have agreed to vote their shares in favor of the transaction. Concurrently with the execution of the Merger Agreement, McLeodUSA, Jere W. Thompson, Jr., Mark Langdale, and certain other shareholders have entered into a Voting and Option Agreement whereby such shareholders have agreed to vote their shares in favor of the transaction and have given an option to McLeodUSA to acquire their shares.

                           The Boards of Directors of the two companies have
                  approved the transaction. The merger is subject to a number of customary conditions, including approval of CapRock's shareholders and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements

                  Act of 1976, as amended. The companies anticipate the Merger will close in the first quarter of 2001.

                           Also on October 2, 2000, CapRock and certain
                  subsidiaries and affiliates entered into a $100 million secured Credit Agreement with The Chase Manhattan Bank (the "Credit Agreement"), the proceeds of which can be used for general working capital. The Credit Agreement will give CapRock access to $100 million with $50 million available through December 31, 2000 and the full $100 million available thereafter through May 30, 2001 on which date all amounts become due and payable.

                           The foregoing description of the Merger Agreement,
                  and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by references to the Merger Agreement, the Voting and Option Agreement, the Voting Agreement with McLeodUSA and the Credit Agreement, all of which are attached hereto as exhibits and incorporated by reference herein. A copy of the press release, dated October 2, 2000, issued by CapRock and McLeodUSA regarding the above-described transactions is attached as Exhibit 99.3 hereto and incorporated by reference.

ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS

                  (c)      Exhibits

                           2.1 Agreement and Plan of Merger by and among McLeodUSA Incorporated, Cactus Acquisition Corp. and CapRock Communications Corp., dated as of October 2, 2000.

                           99.1     Voting and Option Agreement with McLeodUSA.

                           99.2     Voting Agreement with McLeodUSA.

                           99.3 Joint Press Release issued by McLeodUSA Incorporated and CapRock Communications Corp. on October 2, 2000.

                           99.4 Credit Agreement by and between CapRock Communications Corp., CapRock
                                    Telecommunications Corp., CapRock Fiber
                                    Network, Ltd., and The Chase Manhattan Bank.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        CAPROCK COMMUNICATIONS CORP.


                                        By:     /s/ Jere W. Thompson, Jr.
                                              -------------------------------
                                              Jere W. Thompson, Jr.
                                              Chief Executive Officer

Dated:  October 6, 2000

                                  Exhibit Index

Exhibit
Number                                      Description
------                                      -----------

2.1            Agreement and Plan of Merger by and among McLeodUSA Incorporated,
               Cactus Acquisition Corp. and CapRock Communications Corp., dated as of October 2, 2000.

99.1           Voting and Option Agreement with McLeodUSA.

99.2           Voting Agreement with McLeodUSA.

99.3           Joint Press Release issued by McLeodUSA Incorporated and CapRock
               Communications Corp. on October 2, 2000.

99.4           Credit Agreement by and between CapRock Communications Corp.,
               CapRock Telecommunications Corp., CapRock Fiber Network, Ltd., and The Chase Manhattan Bank.